Exhibit 99.1

PennyMac Mortgage Investment Trust

Reports First Quarter 2025 Results

WESTLAKE VILLAGE, Calif. – April 22, 2025 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net loss attributable to common shareholders of $0.8 million, or $(0.01) per common share on a diluted basis for the first quarter of 2025, on net investment income of $44.5 million. PMT previously announced a cash dividend for the first quarter of 2025 of $0.40 per common share of beneficial interest, which was declared on March 6, 2025, and will be paid on April 25, 2025, to common shareholders of record as of April 11, 2025.

First Quarter 2025 Highlights

Financial results:

•	Net loss attributable to common shareholders of $0.8 million; annualized return on average common equity of 0%[1]

•	Strong levels of income excluding market driven value changes offset by fair value declines

•	Book value per common share decreased to $15.43 at March 31, 2025, from $15.87 at December 31, 2024

Other investment highlights:

•	Investment activity driven by correspondent production volumes

•

Correspondent loan production volumes for PMT’s account totaled $2.8 billion in unpaid principal balance (UPB), down 20 percent from the prior quarter; PMT also acquired $637 million in UPB of loans acquired or originated by PennyMac Financial Services, Inc. (NYSE: PFSI)

•	Resulted in the creation of $47 million in new mortgage servicing rights (MSRs)

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

•	Closed three Agency-eligible investor loan securitizations with a combined UPB of $1.0 billion

•	Generated $66 million of net new investments in non-Agency subordinate bonds[2]

•	Generated $29 million of net new investments in senior bonds[2]

Other highlights:

•	Issued $173 million of senior unsecured notes due to mature in 2030

•	Retired $45 million in credit risk transfer (CRT) term notes

Notable activity after quarter end

•	Closed an additional Agency-eligible investor loan securitization with a UPB of $354 million

•	Generated $23 million of net new investments in non-Agency subordinate bonds[2]

“PMT produced strong levels of income excluding market-driven value changes in the first quarter,” said Chairman and CEO David Spector. “This strong core performance was offset by net fair value declines due to interest rate volatility and credit spread widening. During the quarter, we opportunistically issued $173 million in unsecured senior notes, not only demonstrating our strong access to the capital markets, but also further strengthening our balance sheet and extending our debt maturity profile. Additionally, we successfully executed three securitizations of investor loans totaling $1 billion in UPB, with retained investments of $94 million at attractive returns, and firmly established PMT as a leading issuer of private label securitizations.”

Mr. Spector continued, “Despite tremendous interest rate volatility, PMT’s long-standing expertise in risk management, including interest rate hedging and the establishment of unique financing arrangements without margin call provisions for our credit risk transfer investments, enables us to effectively manage through these challenging market conditions. Moreover, the synergistic relationship with our manager and services provider PFSI, which provides unique access to a consistent, high-quality pipeline of loans, positions us to adapt to changes in the regulatory environment. These strategic advantages collectively distinguish us from other mortgage REITs and enhance our ability to manage through market uncertainty. As a result, I remain confident in the ability of our seasoned and experienced management team to navigate successfully through this rapidly changing environment.”

[2]

We consolidate the assets and liabilities in the trust that issued the subordinate bonds; accordingly, this investment is shown as Loans at fair value and Asset-backed financing of variable interest entities on our consolidated balance sheet

The following table presents the contributions of PMT’s operating segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, and Correspondent Production, as well as non-segment activities in our corporate operations:

Quarter ended March 31, 2025	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Reportable segment total	Corporate	Total
	(in thousands)
Net investment income:
Net gains on investments and financings
Mortgage-backed securities	$(1,010)	$65,865	$—	$64,855	$—	$64,855
Loans at fair value	2,767	(3,509)	—	(742)	—	(742)
CRT investments	(1,800)	—	—	(1,800)	—	(1,800)

	(43)	62,356	—	62,313	—	62,313
Net gains on loans acquired for sale	—	—	12,344	12,344	—	12,344
Net loan servicing fees	—	(27,210)	—	(27,210)	—	(27,210)
Net interest expense:
Interest income	19,549	119,896	33,198	172,643	3,448	176,091
Interest expense	18,117	135,332	27,522	180,971	1,166	182,137

	1,432	(15,436)	5,676	(8,328)	2,282	(6,046)
Other	(141)	—	3,205	3,064	—	3,064

	1,248	19,710	21,225	42,183	2,282	44,465

Expenses:
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	2	21,727	—	21,729	—	21,729
Management fees	—	—	—	—	7,012	7,012
Loan fulfillment fees	—	—	5,290	5,290	—	5,290
Professional services	—	—	4,880	4,880	2,102	6,982
Compensation	—	—	—	—	2,970	2,970
Loan collection and liquidation	42	1,927	—	1,969	—	1,969
Safekeeping	—	1,034	76	1,110	—	1,110
Mortgage loan origination fees	—	—	686	686	—	686
Other expenses	94	496	166	756	2,260	3,016

	$138	$25,184	$11,098	$36,420	$14,344	$50,764

Pretax (loss) income	$1,110	$(5,474)	$10,127	$5,763	$(12,062)	$(6,299)

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, opportunistic investments in other GSE CRT, investments in non-Agency subordinate bonds from private-label securitizations of PMT’s production and legacy investments. Pretax income for the segment was $1.1 million on net investment income of $1.2 million, compared to pretax income of $20.1 million on net investment income of $20.4 million in the prior quarter.

Net losses on investments in the segment were $43 thousand, compared to net gains on investments of $20.2 million in the prior quarter. These net losses include $1.8 million of losses on PMT’s organically-created GSE CRT investments and $1.0 million in losses on other acquired subordinate CRT mortgage-backed securities (MBS), largely offset by $2.8 million of gains on investments from non-Agency subordinate bonds from PMT’s production.

Net losses on PMT’s organically-created CRT investments for the quarter were $1.8 million, compared to net gains of $24.6 million in the prior quarter. These net losses include $14.5 million in valuation-related losses, which reflected the impact of credit spread widening in the first quarter. The prior quarter included $10.2 million of gains due to credit spread tightening. Net losses on PMT’s organically-created CRT investments also included $14.0 million in realized gains and carry, compared to $14.8 million in the prior quarter. Realized losses during the quarter were $1.2 million, similar to levels realized in prior quarters.

Net interest income for the segment totaled $1.4 million, compared to $0.4 million in the prior quarter. Interest income totaled $19.5 million, down from $21.1 million in the prior quarter. Interest expense totaled $18.1 million, down from $20.7 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $5.5 million on net investment income of $19.7 million, compared to pretax income of $25.5 million on net investment income of $51.9 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs are expected to decrease in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to increase in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Losses from net loan servicing fees was $27.2 million, compared to net loan servicing fee income of $207.4 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $152.2 million and $3.9 million in other fees, reduced by $88.8 million in realization of MSR cash flows, which was down slightly from $90.6 million in the prior quarter. Net loan servicing fees also included $55.8 million in fair value declines on MSRs due to lower interest rates, $39.9 million in hedging losses, and $1.2 million of MSR recapture income. Net gains on investments for the segment were $62.4 million, which primarily consisted of gains on MBS due to lower interest rates. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax impacts.

The following schedule details net loan servicing fees:

	March 31, 2025	Quarter ended December 31, 2024	March 31, 2024
		(in thousands)
From non-affiliates:
Contractually specified	$152,199	$159,553	$160,357
Other fees	3,917	4,884	3,011
Effect of MSRs:
Change in fair value
Realization of cashflows	(88,759)	(90,612)	(99,772)
Market changes	(55,831)	183,879	71,570

	(144,590)	93,267	(28,202)
Hedging results	(39,944)	(51,209)	(89,814)

	(184,534)	42,058	(118,016)

Net servicing fees from non-affiliates	(28,418)	206,495	45,352
From PFSI—MSR recapture income	1,208	926	353

Net loan servicing fees	$(27,210)	$207,421	$45,705

Net interest expense for the segment was $15.4 million versus $29.6 million in the prior quarter. Interest income totaled $119.9 million, up from $106.1 million in the prior quarter primarily due to a higher amount of retained investments from Agency-eligible investor loan securitizations. Interest expense totaled $135.3 million, essentially unchanged from the prior quarter.

Segment expenses were $25.2 million, down from $26.4 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $10.1 million in the first quarter, down from $22.5 million in the prior quarter.

Through its correspondent production activities in the first quarter, PMT acquired a total of $2.8 billion in UPB of loans, down 20 percent from the prior quarter and up 57 percent from the first quarter of 2024. Of total correspondent acquisitions from non-affiliates, government-insured or guaranteed acquisitions totaled $11.3 billion, up 2 percent from the prior quarter, and conventional conforming and jumbo acquisitions totaled $11.7 billion, down 31 percent from the prior quarter. $2.8 billion of conventional conforming and jumbo volume was for PMT’s account, down 20 percent from the prior quarter. PMT is expected to retain all jumbo production and 15 to 25 percent of total conventional conforming correspondent production in the second quarter of 2025, compared to 21 percent in the first quarter of 2025. PMT also acquired $637 million in UPB of loans acquired or originated by PFSI for inclusion in private label securitizations, up from $437 million in the prior quarter. Interest rate lock commitments on conventional conforming and jumbo loans for PMT’s account totaled $2.7 billion, down 14 percent from the prior quarter.

Segment revenues were $21.2 million and included net gains on loans acquired for sale of $12.3 million, net interest income of $5.7 million, and other income of $3.2 million, which primarily consists of volume-based origination fees. Net gains on loans acquired for sale decreased $14.0 million from the prior quarter, which included gains from increased demand for private label securitization and whole loan execution for non-owner occupied loans. Interest income was $33.2 million, up slightly from the prior quarter, and interest expense was $27.5 million, down slightly from the prior quarter.

Segment expenses were $11.1 million, up slightly from $10.9 million in the prior quarter. The weighted average fulfillment fee rate in the first quarter was 19 basis points, up from 18 basis points in the prior quarter.

Under a renewed mortgage banking services agreement with PFSI, effective July 1, 2025, correspondent production volumes will initially be acquired by PFSI. However, PMT will retain the right to purchase up to 100 percent of non-government correspondent loan production.

Corporate

Corporate includes interest income from cash and short-term investments, management fees, and corporate expenses.

Corporate revenues were $2.3 million, up slightly from the prior quarter. Management fees were $7.0 million, and other expenses were $7.3 million.

Taxes

PMT recorded a tax benefit of $16.0 million, driven by declines on MSRs held in PMT’s taxable REIT subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Tuesday, April 22, 2025. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media Kristyn Clark mediarelations@pennymac.com 805.225.8224	Investors Kevin Chamberlain Isaac Garden investorrelations@pennymac.com 818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in real estate values, housing prices and housing sales; changes in macroeconomic, consumer and real estate market conditions; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on and potential conflicts with its manager, servicer and their affiliates; the Company’s ability to mitigate cybersecurity risks, cybersecurity incidents and technology disruptions; the development of artificial intelligence; the availability, terms and deployment of short term and long term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; the Company’s substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the Company’s exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, including climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; risks associated with the discontinuation of LIBOR; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; 9 developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; federal and state mortgage regulations and enforcement; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands except share amounts)
ASSETS
Cash	$247,941	$337,694	$126,578
Short-term investments at fair value	204,158	103,198	343,343
Mortgage-backed securities at fair value	4,035,862	4,063,706	3,949,678
Loans acquired for sale at fair value	2,002,207	2,116,318	911,602
Loans at fair value	3,228,991	2,193,575	1,408,610
Derivative assets	45,162	56,840	62,734
Deposits securing credit risk transfer arrangements	1,087,949	1,110,708	1,187,100
Mortgage servicing rights at fair value	3,770,034	3,867,394	3,951,737
Servicing advances	84,733	105,037	125,971
Due from PennyMac Financial Services, Inc.	15,155	16,015	1
Other	154,034	438,221	226,346

Total assets	$14,876,226	$14,408,706	$12,293,700

LIABILITIES
Assets sold under agreements to repurchase	$6,202,539	$6,500,938	$5,118,377
Mortgage loan participation and sale agreements	4,576	11,593	25,216
Notes payable secured by credit risk transfer and mortgage servicing assets	2,683,368	2,929,790	2,880,025
Unsecured senior notes	773,122	605,860	601,373
Asset-backed financing of variable interest entities at fair value	2,967,631	2,040,375	1,308,680
Interest-only security payable at fair value	35,954	34,222	32,227
Derivative and credit risk transfer strip liabilities at fair value	17,941	7,351	18,750
Accounts payable and accrued liabilities	105,451	139,124	125,055
Due to PennyMac Financial Services, Inc.	29,198	30,206	30,835
Income taxes payable	147,773	163,861	174,730
Liability for losses under representations and warranties	5,955	6,886	19,519

Total liabilities	12,973,508	12,470,206	10,334,787

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 87,010,608, 86,860,960 and 86,760,408 common shares, respectively	870	869	868
Additional paid-in capital	1,924,902	1,925,067	1,922,954
Accumulated deficit	(564,536)	(528,918)	(506,391)

Total shareholders’ equity	1,902,718	1,938,500	1,958,913

Total liabilities and shareholders’ equity	$14,876,226	$14,408,706	$12,293,700

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Investment Income
Net gains on investments and financings	$62,313	$(105,655)	$39,753
Net gains on loans acquired for sale	12,344	26,387	14,518
Loan origination fees	3,152	3,986	2,008
Net loan servicing fees:
From nonaffiliates
Servicing fees	156,116	164,437	163,368
Change in fair value of mortgage servicing rights	(144,590)	93,267	(28,202)
Hedging results	(39,944)	(51,209)	(89,814)

	(28,418)	206,495	45,352
From PennyMac Financial Services, Inc.	1,208	926	353

	(27,210)	207,421	45,705
Interest income	176,091	163,135	143,559
Interest expense	182,137	187,120	171,527

Net interest expense	(6,046)	(23,985)	(27,968)
Other	(88)	(227)	189

Net investment income	44,465	107,927	74,205

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	21,729	20,486	20,262
Management fees	7,012	7,149	7,188
Loan fulfillment fees	5,290	6,356	4,016
Professional services	6,982	6,041	1,758
Compensation	2,970	997	1,916
Loan collection and liquidation	1,969	2,537	1,369
Safekeeping	1,110	1,336	932
Loan origination	686	914	473
Other	3,016	6,987	3,910

Total expenses	50,764	52,803	41,824

(Loss) income before (benefit from) provision for income taxes	(6,299)	55,124	32,381
(Benefit from) provision for income taxes	(15,979)	8,589	(15,227)

Net income	9,680	46,535	47,608
Dividends on preferred shares	10,455	10,455	10,455

Net (loss) income attributable to common shareholders	$(775)	$36,080	$37,153

(Loss) earnings per common share
Basic	$(0.01)	$0.41	$0.43
Diluted	$(0.01)	$0.41	$0.39
Weighted average shares outstanding
Basic	86,907	86,861	86,689
Diluted	86,907	86,861	111,017